Exhibit 99.2
Big Lots
Third Quarter 2021 Edited Earnings Call Transcript
December 3, 2021

Presenters
Bruce Thorn - CEO
Jonathan Ramsden - EVP, CFO, CAO

Q&A Participants
Spencer Hanus - Wolfe Research
Joe Feldman – Telsey Advisory Group
Jason Haas – Bank of America
Brad Thomas – KeyBanc
Zeyn Burak – Barclays
Robert Friedner – Piper Sandler

Operator
Ladies and gentlemen, good morning and welcome to the Big Lots Third Quarter Conference Call. Currently, all lines are in a listen-only mode. A question and answer session will follow the prepared remarks. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call today are Bruce Thorn, President and CEO, and Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer.

Before starting today's call, the company would like to remind you that any forward-looking statements made on the call involve risk and uncertainties that are subject to the company's safe harbor provisions as stated in company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements. The company would like to also point out that, where applicable, commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today's press release.

The company's third quarter earnings release and related financial information are available at Biglots.com/corporate/investor relations [Biglots.com/corporate/investors]. Also available on the website is an investor presentation highlighting key themes from this call.

I will now turn the call over to Bruce Thorn, President and CEO of Big Lots. Mr. Thorn, please go ahead.

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Bruce Thorn
Good morning everyone and thank you for joining us. Jonathan and I will briefly cover our Q3 performance and Q4 outlook this morning, but I want to spend most of our time talking about the huge opportunities we see ahead for the Big Lots business in ‘22 and beyond. Simply put, we have growing confidence that our strategies across merchandising productivity, real estate growth, and ecommerce put us at a transformational moment for the company. We see a clear path to growing our business by several billion dollars over the coming years. Our Board of Directors echoes this confidence and yesterday authorized an incremental $250 million share repurchase program, underscoring our collective belief in Big Lots’ positive growth story and our continued commitment to returning value to our shareholders.

Turning now to our third quarter, we were pleased to deliver results in line with guidance, despite incremental supply chain disruptions compared to our beginning of quarter view. As ever, this was only made possible by the unstinting efforts of our 35,000 plus associates and I want to start by thanking them all for giving their Big every day!

In discussing our results and outlook, we will continue to reference comparisons to 2019 as generally being the most relevant, given the abnormal impacts of Covid 19 on our business in 2020.

On a two-year basis, Q3 comparable sales increased 12%, while declining 5% to 2020. Total sales increased over 14% versus 2019, with 210 basis points of favorability from our net new and relocated stores. The two-year growth in sales reflects the strength and resonance of our Operation North Star strategies, as stimulus has faded as a factor in our results.

Our loss per share of $0.14 was within our guidance range, and while we were subject to the continuing macro pressures of which I am certain you are all aware, including supply chain disruption, inflation, and labor constraints, we were able to contain these for the quarter.

Sales for the quarter benefited from growth in basket, driven by AUR expansion across each category and positive mix effects as we penetrated deeper into Furniture and Seasonal. We saw strong positive two-year comps in Furniture, Seasonal, Soft Home, Hard Home, and Apparel, Electronics and Other. As expected, Consumables experienced single digit two-year growth and Food was down mid-single digits, due largely to a strategic reduction in square footage in conjunction with our pantry optimization reset last Fall.

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Furniture delivered another very strong quarter with two-year comps up low double digits. Seasonal, though, was the quarter highlight with comps over 30% on a two-year basis, with Lawn and Garden, and Halloween and Harvest all doing very well. We feel very good about the 4th quarter and, even with some delayed receipts, we anticipate high sell through of our Holiday merchandise that will translate to a strong Seasonal comp for the Quarter.

Turning to marketing, we are thrilled with the continued rollout of our “Be a BIGionaire” brand campaign that started in Spring. As a reminder, this campaign is grounded in extensive consumer insights around why customers love to shop us. She sees us as the ‘home of the hunt’ – for exceptional bargains and surprising treasures.

As we turn to the fourth quarter for our Holiday BIGionaire campaign featuring Eric Stonestreet and Molly Shannon, we are receiving excellent feedback that the ads are attention-grabbing, likeable, and driving intention to shop. You can look forward to great things from this campaign, featuring not only super-stars but more importantly unique gifts and décor and always incredible value. The campaign, coupled with our Rewards program, is resonating.

Rewards active members were up over 9 percent versus Q3 last year, now with 22.1 million members, still boasting a 5-year CAGR of 10 percent. In Q3, Rewards members accounted for 64% of transactions and 76% of sales, both up 400bps to same quarter last year.

Before turning to our discussion of our strategic opportunities, I would like to provide a few brief comments on Q4.

First and foremost, our absolute focus for Q4 has been to position ourselves appropriately with inventory to drive sales and deliver an excellent Holiday for our customers, and the quarter has started off strongly, with positive 10% two-year comps for fiscal November. Last week, we had the best Thanksgiving and Black Friday week in the company’s history.

While manufacturing and supply chain pressures will impact both our top and bottom lines in Q4, we are aggressively managing through them as we continue to grow the business. This includes partnering closely with our manufacturing and transportation partners, strategically prioritizing receipts, creating new capacity with our forward distribution centers and our DC by-pass program, and ensuring we are competitive in recruiting and retaining DC associates. In addition, we have taken pricing actions and will continue to do so in response to volatile supply chain costs, while continuing to deliver great value for our customers.

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And we have line of sight to ending the fourth quarter with a strong inventory position to meet spring demand and deliver strong Q1 sales – and we know that we left sales on the table in each of the past two years.

Looking a bit further out, it is too soon to give specific guidance for 2022 as a whole. But while we will face a big hurdle with the lapping of stimulus in Q1 and Q2 of this year – which we estimate was worth about 5 points of comp on a full-year basis - and will result in negative comps in Q1 of ‘22 - we expect to deliver overall sales growth in ‘22, on top of two years that greatly exceeded any prior sales level we achieved as a company.

That growth, in ‘22 and beyond, will be achieved through the three key Operation North Star drivers we have referenced on prior calls; specifically:

•Growth in same-store sales driven by our many successful merchandising initiatives
•Accelerated Growth in our store footprint
•And growth driven by our rapidly scaling ecommerce and omnichannel operations

I would like to take a moment on each of these to talk about the opportunity we see ahead of us.

Strategically building our merchandise assortment to maximize productivity will be a key driver of our growth in the coming year and beyond. This will be driven by discrete in-store programs, new tools, and by leveraging our rapidly growing owned brands.

Starting with our next generation furniture sales team, this initiative is rolling out presently and is making a strong, positive sales and margin impact, driving close to a 15% lift to the furniture business in stores where it has rolled out. This program is currently in 100 stores and will initially scale to around 500 stores in ‘22 driving at least a point of comp on an annualized basis for the entire company.

Turning to Seasonal, Big Lots has been known for winning at Holiday, and in Lawn & Garden in the Spring and Summer with our outdoor seasonal patio sets, gazebos and pools. However, we have a major white space opportunity for elevating our Seasonal assortment, increasing our newness and transitioning between seasonal moments with greater efficiency and effectiveness. We will show up BIG for not just Holiday, but for Valentine’s Day, St. Patricks’ Day, Fourth of July, and other seasonally relevant moments, winning the seasons throughout the year.

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Additionally, as I will discuss in more detail shortly, Furniture and Seasonal volume will both be supported by the expanded DC network capacity that we are developing to more efficiently flow bulky merchandise to our stores.

Moving to our owned brands, in particular Broyhill and Real Living, we see major upside both within furniture and beyond. Most importantly, we have proven that they resonate well with our customer. Broyhill and Real Living each have potential to achieve $1 billion in annual sales across all home categories, and are well on their way towards that, both north of half a billion in sales on a year to date basis through Q3.

Broyhill accounted for over $160 million in Q3 sales, up close to 50% over the same quarter in 2020. Approximately 40% of sales came through home décor, Seasonal and hardlines. Similarly, Real Living continues on its strong trajectory almost doubling versus Q3 of last year and delivering over $60 million of growth during the quarter across multiple product categories.

As we referenced last quarter, our increased investment in Apparel has helped us bring in new customers and is well on its way to making apparel a significant category for us. As the first graduate category from The Lot, we have built Apparel in a scrappy way to be over a $200 million program this year with a clear opportunity for more than doubling sales in the years to come. Customers are giving us credit for our expanded offering as we better organize our offering in store around casual loungewear. Additionally, while we will not become an apparel store, we have recruited seasoned leadership to bring focus to this productivity-enhancing opportunity.

Additional space productivity enhancements have been made through our Lot and Queue line strategies. These two strategies, now in over 1,300 stores, have maintained their accretive sales impact and we plan to complete our rollout in ‘22. In addition to these strategies, new initiatives, such as Lots Under $5 offering represent a further opportunity to drive higher productivity. The Lots under $5, which will roll out in the middle of 2022, will create a value destination for our customers anchored on surprise and delight treasure hunt products priced at $1, $3 and $5. The assortment will be seasonally relevant and have impulse items to create excitement for newness as she increases visit frequency. This is just an example of the ongoing category innovation that will be an integral part of our business going forward.

Supported by new tools and processes, and an outstanding team, we are confident that our merchandise-related strategies will deliver tremendous growth in productivity.

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On our last few calls, we have discussed our whitespace opportunity for net new stores. In 2021, we are reversing the historical trend of relatively stagnant store count and will increase our net store count by over 20 stores. In 2022, we expect that figure to be over 50.

While sales volumes will range depending on square footage and market demographics, we expect at least $120 million of annualized impact from next year’s net new stores, and that they will deliver four-wall EBITDA margins of 10% or greater.

Turning to ecommerce, our year-to-date sales growth is around 300% versus 2019 and we have a clear line of sight to ecommerce becoming a billion dollar business over the next few years. Our approach to date has been to replicate the friendliness of our in-store interactions online by removing friction points and allowing our customer to purchase where she wants, how she wants, with what tender she wishes, and to have that product fulfilled through the channel that she prefers. Since the initial rollout of BOPIS in 2019, we now provide curbside pickup, ship from store capabilities, and same day delivery via Instacart and PickUp. To support Holiday, we increased the number of stores providing ship-from-store fulfillment to 65. We continue to see over 60% of our demand fulfilled through these new capabilities.

Additionally, joining our lineup of Apple and Google Pay, we expanded our mobile wallet capabilities this past quarter with both Paypal and Paypal Pay-in-4, our first Buy Now Pay Later solution. In the coming year, we expect to unveil further capabilities and additional buy-now-pay-later choices. Mobile Payment now represents 35% of our total online transactions.

As I mentioned, even though our ecommerce channel has grown from close to nothing in 2017 to well-over $350 million expected in 2021, huge opportunity remains to further upgrade user experience and drive conversion, where we have already made great strides. Enhanced user search and checkout experience, enhanced inventory visibility and access, further extending our aisle, and accelerating supplier direct fulfillment will all fuel this growth.

Perhaps more importantly, over the past few years we have worked to expand our online choices to better reflect our in-store assortment selections. What was less than 20% of our assortment a few years ago is now approximately two thirds of our over 30,000 choices!

I would now like to pivot to some of the key enablers of our future success.

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Earlier this year and specifically during last quarter’s call, we discussed our need to invest in our supply chain through the rollout of our forward bulk product and furniture distribution centers, or FDCs, and our transportation management system.

Our legacy distribution center network was designed for a $5 billion pick & pack, brick & mortar business model. As we have grown substantially over the past two years, leaned further into bulk furniture and seasonal businesses and significantly grown our ecommerce business, we have outgrown our capacity. We are addressing this by distorting processing and logistics for bulk goods out of our 5 legacy distribution centers into our new FDC network, enabling us to better leverage the capacity of our original regional DCs that were designed for carton flow. In addition, our Transportation Management System that launched last year and completed rollout this year will optimize how our more complex and higher capacity network functions.

In 2022 we plan to launch two additional FDCs, further relieving pressure on regional DCs and enhancing our ability to process bulk product. Additionally, through our strong relationships we have the ability to open “pop-up” bypass DCs to further assist regional DCs in handling seasonal receipt peaks. Finally, in 2022, we will begin work on our centralized repack facility at our Columbus distribution center to handle individual unit pick products, further enhancing our regional distribution center throughput.

As we optimize our store footprint and enhance inventory availability, we need to ensure consistent customer experience across our stores. Another key enabler, as we referenced on the prior quarter’s call, is our Project Refresh program to upgrade approximately 800 stores, which were not included in the 2017 to 2020 Store of the Future program. Completing this project will create a more consistent consumer experience, while better representing the Big Lots brand, and will harmonize internal processes as we are currently catering to too many differently formatted or conditioned stores. At an average cost of a little over $100,000 per store, far below our Store of the Future conversions, these stores are getting new exterior signage, interior repainting and floor repair, a new vestibule experience, remodeled bathrooms and interior wall graphics. Project Refresh is under way, with around 50 stores being completed in the fourth quarter, and we are in the process of finalizing our plans for a more extensive rollout in 2022.

To summarize, I am greatly enthused about not just where we can be in a few years, but in what we are achieving every day to make that reality occur. Our growth drivers, led by an ambitious, driven and highly talented team, will continue to materially scale our business in the coming years. Our mission at Big Lots is to help her Live Big and Save Lots and we’ll do that by

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being her best destination home discount store, chock-full of exceptional value, and surprising and fun products, all wrapped in a delightful and easy shopping experience.

As I turn the discussion over to Jonathan, I do wish all of you a wonderful and meaningful holiday season. Be safe, stay healthy, and stop into your local Big Lots for your gifts, decorations, special treats and supplies!

Jonathan?

Jonathan Ramsden

Thank you, Bruce and good morning everyone.

As Bruce referenced, our third quarter performance was in line with our guidance. To have sustained double-digit two-year comps despite supply chain challenges and the expiration of stimulus benefits, reflects a tremendous effort across our entire team, and I would like to thank every single one of them for what they bring to Big Lots every day.

A summary of our financial results for the third quarter can be found on page 8 of our investor presentation.

Net sales for the quarter were $1.336 billion, a 3.1% decrease compared to $1.378 billion a year ago, but up 14.4% to the third quarter of 2019. The decline vs 2020 was driven by a comparable sales decrease of 4.7%, in line with our negative mid-single digit comp guidance. Two-year comps were 12.3%, and were strongest in August, but remained healthy throughout the quarter, driven by basket size.

Our third quarter net loss was $4.3 million, compared to $29.9 million of net income in Q3 of 2020, and a loss of $7.0 million in 2019. EPS for the quarter was a loss of 14 cents, in the middle of our guidance range. As a reminder, we reported diluted EPS of $0.76 last year. Supply chain impacts across gross margin and SG&A accounted for around 60 cents of the year-over-year reduction in EPS.

The gross margin rate for Q3 was 38.9%, down 160 basis points from last year’s third quarter rate and 80 basis points below 2019, slightly outperforming our guidance. The 38.9% rate reflects the freight headwinds that we have discussed, partially offset by pricing increases.

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Total expenses for the quarter, including depreciation, were $523 million, up from $515 million last year. This was also in line with our expectations coming into the quarter, and driven by incremental expense investments in labor and in our forward distribution centers. While expenses deleveraged versus last year, they leveraged 90 basis points to Q3 2019, driven primarily by efficiencies in store expenses, partially offset by supply chain expense, including the costs of our new Forward Distribution Centers, and expense from the June 2020 sale and leaseback of our Regional DCs.

Operating margin for the quarter was a loss of 0.3%, compared to a profit of 3.1% in 2020 and a loss of 0.4% in 2019.

Interest expense for the quarter was $2.3 million, down from $2.5 million in the third quarter last year and down from $5.4 million in Q3 2019. In September, we announced the successful amendment and extension of our unsecured revolving credit facility. The amendment provides more favorable pricing and covenants. With this new facility, we anticipate saving a minimum of $850,000 in interest and fees on an annualized basis, and substantially more if we draw on the revolver.

The income tax rate in the third quarter was a benefit of 29.3% compared to last year’s expense rate of 24.1%, with the rate change primarily driven by the impact of the disallowed deduction for executive compensation, and the favorable impact of a discrete item in the prior year. On a full year basis, we expect our tax rate to be slightly favorable to 2020.

Total ending inventory was up 17% to last year at $1.277 billion and up 14% to 2019, somewhat ahead of our beginning of quarter guidance. The increase versus prior years was a purposeful heavy-up of inventory to support Holiday, to right-set furniture depth, and to support incremental inventory for The Lot and Apparel. The increase versus guidance reflects our successful efforts to get more inventory receipts into the supply chain ahead of Holiday, as well as increased unit costs due to inbound freight.

During the third quarter, we opened 9 new stores and closed 3 stores. We ended Q3 with 1,424 stores and total selling square footage of 32.5 million.

Capital expenditures for the quarter were $46 million, compared to $34 million last year. Depreciation expense in the third quarter was $35.9 million, up $3 million to the same period last year.

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We ended the third quarter with $70.6 million of Cash and Cash Equivalents, and no long-term debt. As a reminder, at the end of Q3 2020, we had $548 million of Cash and Cash Equivalents, and $39 million of long-term debt. The year over year reduction in cash levels reflects our deployment of proceeds from the sale and leaseback of our distribution centers towards share repurchases, and the payment of taxes on the gain on the sale and leaseback.

We repurchased 2 million shares during the quarter for $97 million at an average cost per share of $47.43, completing our August 2020 $500 million authorization. Under that authorization, we have repurchased 9.35 million shares in total, at an average cost of $53.49 per share, including commission.

We announced today that our Board of Directors has approved a new share repurchase authorization, providing for the repurchase of up to $250 million of our common shares. The authorization is effective December 8th and is open-ended. Also, our Board of Directors declared a quarterly cash dividend for the third quarter of fiscal 2021, of $0.30 per common share. This dividend is payable on December 29, 2021 to shareholders of record as of the close of business on December 15, 2021. As Bruce commented earlier, we see ongoing capital return as a key component of long-term shareholder value creation.

Turning to guidance, key highlights can be found on pages 18 and 19 of our investor presentation. For the fourth quarter, we expect diluted earnings per share in the range of $2.05 to $2.20, compared to $2.59 of earnings per diluted share for the fourth quarter of 2020 and $2.39 in Q4 2019. For the full year, we now expect diluted earnings per share in the range of $5.70 to $5.85. The 20-cent reduction from our prior guidance range is entirely accounted for by additional supply chain SG&A expense, which I will come back to in a moment. The guidance does not incorporate any share repurchases we may complete in the quarter.

The fourth quarter guidance is based on slightly positive comparable sales, better than what we previously expected due to stronger underlying trends and improved inventory availability. In addition, Q4 sales will see a benefit of approximately 180 bps from net new and relocated stores. On a two-year basis, we expect comps to be up high single digits.

For the full year, we expect a negative, low single digit comp versus 2020 which will, again, equate to double-digit comps on a two-year basis.

We expect the fourth quarter gross margin rate to be down around 150 basis points to last year and also Q4 2019. This is somewhat more erosion than estimated in our prior guidance, impacted by higher freight as we have successfully worked to move inventory through the

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supply chain to drive sales. For the full year, we expect gross margin rate to be down approximately 70 basis points versus 2019, and approximately 120 basis points versus 2020. At this point, we are not counting on an early abatement of freight pressures, but we do expect this over time. In the meantime, without factoring in any freight-driven tailwind, we expect to see 2022 margin improvement, driven by taking additional price increases where appropriate, and reflecting a benefit from new pricing and promotion capabilities, as well as from the deployment of new planning tools.

We expect Q4 expense dollars to be up by a mid-single digit percentage to last year, driven by incremental expense investments in store and DC labor, our forward distribution centers, and depreciation expense. Relative to our prior full year guidance, fourth quarter distribution and transportation expenses have increased by around $14 million. This includes $4 million related to additional receipt volume during the quarter, in addition to the $6 million we called out on our last earnings call. It further includes $4 million of higher initial costs related to our new FDCs, $2 million related to fuel and domestic carrier rates, and $2 million related to additional actions we have taken on DC labor rates. We expect most of these expenses to be transitory or timing-related.

For the full year, SG&A expense dollars will be up around 3% to 2020, driven by the full year impact of the sale and leaseback of our distribution centers, additional supply chain expenses including investments in our new FDCs, other strategic investments, and higher equity compensation expense.

We now expect inventory to end Q4 up approximately 20% to 2019. This reflects strong progress in rebuilding our inventories to support Spring sales and, as noted above, will result in some additional receipt processing expense in Q4. As a reminder, we began both 2020 and 2021 with depleted inventories. In addition, we have intentionally pulled forward Seasonal inventory receipts.

We now expect 2021 capital expenditures to be between $170 and $180 million, including around 55 store openings, of which around 20 will be relocations. The reduction from prior quarter’s guidance is driven by timing shifts, including the move of our new centralized repack spend out of 2021. Our capital projection includes approximately 50 Project Refresh stores in 2021.

On a net basis, we expect total store count to grow by about 20 stores in 2021. We expect to further accelerate store count in 2022 and beyond.

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As Bruce described, we are increasingly confident in our long-term topline opportunity, and we expect to achieve a record new sales year in 2022, driven by our net new store openings. In addition, as a noted a moment ago, we expect to turn the corner on gross margin rate in 2022. We will have some additional growth-related expenses in 2022 related to new stores, our FDC rollout, and other strategic investments, and we will also face inflationary wage and other pressures. To help fund these investments, we will maintain our focus on achieving structural reductions in our expenses, building on the excellent progress we have already made under Operation North Star. We are excited by the opportunities ahead of us in 2022 and beyond, and we look forward to providing more color on this as we enter 2022.

I’ll now turn the call back over to our Moderator so that we can begin to address your questions. Thank you.

Operator
Thank you. We’ll now be conducting your question and answer session. If you'd like to be placed into the question queue, please press “*” “1” on your telephone keypad. A confirmation tone will indicate your lines in the question queue. You may press “*” “2” if you'd like to remove your question from the queue. For participants using speaker equipment, it might be necessary to pick up your handset before pressing “*” “1.” Once again, to be placed into the question queue, press “*” “1” at this time. One moment please while we poll for questions. Our first question today is coming from Greg Badishkanian with Wolf Research. Your line is now live.

Spencer Hanus
Good morning. This is Spencer Hanus on for Greg. Can you guys talk a little bit more about the supply chain challenges you're seeing and if there was any improvement in the fourth quarter? Because it looks like your inventory per store ticked up at least in 3Q. And then, how are you thinking about the cadence of sales and 4Q? Are we seeing a repeat of last year where consumers shopped a lot earlier to try to get ahead of any supply chain issues?

Bruce Thorn
Hi, Spencer. This is Bruce. I'll start off and Jonathan can add a little bit more. Asia's sourcing has been difficult for us and I think almost everyone trying to do business. In Q3, the factory lockouts were difficult and — and still through November, factories are around 60% staffed, and so it's continuing to fourth quarter. We don't expect that factory capacity to get back to normal conditions until Q1, Q2 of 2022. And that's resulted obviously in heavy congestion at our domestic ports and higher freight costs as we fight with everyone else for containers and ships.

But despite this congestion, and everything else, I think the team — the Big Lots team has done a very good job ensuring most of our holiday if not all, has gotten on ships in through the domestic ports and into our DCs and into stores. We've worked very hard on mitigating the

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issues up front by prioritizing holiday, working on alternate ports and routing systems, buying available domestic product, great buyouts or close outs, if you will, examples and toys and furniture, we've stood up at a DC bypass network to quickly expedite product from our domestic ports to our stores. And our two FDCs that we opened up in Pennsylvania and Georgia are also doing a great job helping us get the product through.

So we expect these delays to continue into Q1 and Q2. I think it's going to get — we believe it's going to get a little bit better in terms of the delays from four to six or eight weeks, two to three weeks. And we're planning accordingly. As you can tell with our inventory buy up in fourth quarter, it puts us in a very strong position to start the new year in a big way.

In terms of customer trends, I'll tell you what she's out there revenge shopping. As we mentioned in their opening remarks, our fourth quarter is off to a very good start. The largest Thanksgiving and Black Friday week in our company history and 10%, to your comps through November. The customer is healthy. We're seeing her shopping earlier. In fact, we — our research told us about 50% of Americans plan to shop earlier than Thanksgiving this year for the holiday season. And we're seeing all of that come true.

We also see the customer spending more online year over year and it's up about 10% from what our research tells us and we're seeing that as well. But definitely, this revenge shopping trend, you know, getting out there and making this the best holiday in the last couple years is top of mind. We expect her spend to be up - in the research we've seen, up 25% in holiday season.

So we have done a nice job preparing our stores getting them in stock. Our store associates are just doing an incredible job, unloading the trucks, getting the dock to the shelf, and then engaging our customers better than ever before. Our net promoter score is at an all-time high. We expect that it'll be elongated season as we have more product than we did last year, which will help us meet her needs all the way up to Christmas Day, whether it's online or in store pickup, and then beyond if she has some clearance product that she’d like to buy up. So we're feeling good about how we're positioned.

Spencer Hanus
Got it. That's really helpful. And then as you guys shift towards — towards growing the store base again with 50 new stores, more than 50 new stores next year, could you just walk through some of the return metrics you're targeting? Maybe payback period, sales volume and — and I think in the in the presentation deck, you talked about a 10% four wall EBITDA margin. How does that compare to the overall store base?

Jonathan Ramsden
Yeah, so Spencer, I'll jump in on that. So yeah, we're talking about 50 plus net new stores. So the gross openings will be a little bit higher than that. But that's the figure by which we expect to grow our net store count. Yeah, I mean, as we referenced in the script and in the — in the

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presentation, we expect 10% or greater four-wall EBITDAs. That’s pretty close to where we are for the fleet as a whole. And then, the IRRs, as we approve new stores, we want them to be north of 20 Ideally, mid 20s for those stores. And then the payback period varies a little bit depending on who's funding the buildout and so on.

But you know, we plan to give more color and all of that going forward because we recognize that as new stores become an ever more important part of the mix, we, you know, we want to make sure people really understand those economics. So we'll be sharing more on that as we go forward.

Spencer Hanus
Great, thank you so much.

Bruce Thorn
Thanks, Spencer.

Operator
Our next question comes from Joe Feldman with Telsey Advisory Group. Your line is live.

Joe Feldman
Hey, guys. Thanks for taking the question. I wanted to ask, you — thank you for giving so much color on 2022. And of course, going to ask for more — more detail on it. But you made a quick comment, I think, in the presentation that first quarter, you probably still going to see a slightly negative comp because of the stimulus comparison. So I guess my question is more around, do you think it's the story should, like, we'll see sales build through the year, or is it more — more like a tougher first half strong second half recovery? Or how should we maybe think about the flow of the year?

Jonathan Ramsden
Yeah. Hey, Joe. I'll be happy to tell you that. So what we're saying is that for the full year of ‘21, stimulus gave us about a five comp point boost that we don't expect to repeat in 2022. So that's a full year metric. Most of that impact will be in Q1 and some in Q2. So the hurdle we have to get over is, and you can see that in our two year comps from this year Q1 was plus 23, and then we went to plus 14, plus 12. So as we lap that plus 23 two year comp in Q1, that's going to be the most challenging comp for the year. And then, you know, we expect the compares to get more favorable as we move through the year.

Joe Feldman
Got it. Thank you. And then, you know, I was kind of curious, you mentioned the strong Thanksgiving week. What — what was selling? What — presumably seasonal product, or is it just the fact that, you know, you guys, actually — when you buy furniture at your store, you get the item on the floor. So you — you know, and I know furniture is so tight, so you actually have

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inventory to satisfy demand. So maybe you could just share a little more color about what was selling in the — in the latest week.

Bruce Thorn
Yeah, I’ll take that, Joe. Like I mentioned, the best Thanksgiving Week and Black Friday week that we've ever had. And as you mentioned, having the product made all the difference. And I think we just planned very well upfront to ensure we prioritize those shipments all the way back from summertime to ensure that we have that product in stores. And it took a task force to do that, and we're really pleased with the result.

The other thing that you mentioned was seasonal. Our seasonal business was very strong. We leaned and bought up into the seasonal business. We ran short last year, and this year, we — we beefed that up. Jack and his team beef that up. And it's great product, the product we have out there is probably the best product I've seen Big Lots carry, and I would put it up against anyone — anybody else's product. It's very, very good product. And she's eating it up.

I think the other thing is that, across the store, we had much better, you know, doorbuster deals if you will. For example, you know, we had a 50% closeout in toys that we — 50% off on closeout toys that we ran during Black Friday, which our customers just loved. And we also had traffic driving 42 inch TVs for sale at $150. I was in the stores watching them just fly out the door along with baskets that were just full with all seasonal shopping carts — all seasonal products. So I think we just hit it right, and we're learning to win holiday. And I think we're very pleased with our results.

Joe Feldman
Got it. Thanks, guys. Good luck with the quarter. Thank you.

Jonathan Ramsden
Thanks, Joe.

Bruce Thorn
Thanks, Joe.

Operator
Our next question comes from line of Jason Haas with Bank of America. Your line is now live.

Jason Haas
Hey, good morning, and thanks for taking my questions. So my first is on just the supply chain investments that you're making. I appreciate the — the good color there. I'm curious where should we look for the benefits of those. Is this more an efficient — like an efficiency-type thing where we should see some cost savings from those, or is it more about getting better product availability so that there should be some sort of comp benefit associated? Or is it a mix of both? Just curious how that should impact financials.

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Jonathan Ramsden
Hey, Jason. Good morning. I'll try to unpack that a little bit for you. It's a combination, to your point. So you know, part of it is just we've had some immense stress on the system in 2021, you know, from the huge volume of receipts we were trying to bring in and the labor costs and so on. So we've incurred some incremental expense related to that.

As — as we look forward, the — the sort of structural investment is in the FDCs. And while they do bring new additional expense, what we fully expect them to do is to support faster flow through to our stores, which should drive sales over time. And to some degree, we're also just catching up with the fact that we had a supply chain that was built for a $5 billion plus business. And we're now clearly well above that and planning to go, you know, much further above that. So we need to catch up a little bit with some of that investment. But there should be a payoff, in terms of those sales we will get by having a more efficient supply chain.

And certainly, as we lap 2021 we expect to be in a much better place. And one of the benefits we will have from what we're doing in Q4, bringing in receipts early will be to alleviate some of that pressure on the supply chain and distribution and logistics in 2022.

Jason Haas
Got it. That’s helpful. And then, as a follow up, I'm curious maybe for Jonathan, if you could talk about have you thinking about SG&A growth for next year.

Jonathan Ramsden
Yeah, it’s a little early for us to give specific guidance on that, Jason. You know, we do have some investments, including the FDCs that we just talked about. We're also going to be lapping, as we just referenced, some expenses that won't reoccur in 2022. We're also continuing to go after structural expense opportunities. We think there's still significant opportunity there on top of what's already a very significant number we've taken out since 2019.

But we do have some incremental investments. We'd like to spend more on marketing. We're really thrilled by what we're seeing with the Be A BIGionaire campaign. And we'd like to invest more in that. So there's, as usual at this point in the cycle, there's various things we're kind of, trading off and figuring out what we need to prioritize to both invest in the things that are going to be most critical to driving the business, but also making sure we're delivering a solid bottom line.

Jason Haas
Got it. Thank you for taking those questions.

Operator
Thank you. Our next question is from the line of Brad Thomas with KeyBanc. Your line is live.

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Brad Thomas
Hi, good morning. Thanks for taking my question. Bruce, I was hoping you could just touch a little bit more on the food and consumable strategy and how you're thinking about continuing to refine that — those categories as we move into 2022.

Bruce Thorn
Yeah. Good morning, Brad. Thank you. Food and consumables, as you know, last year we rolled out our pantry optimization program, which reduced the food section down to more snacks, treats, salty, sugary product, entertainment food, which fits more into our home discount, casual leisure lifestyle type of offering. And so while we didn't see a positive two year comp and food this last quarter, what I'll tell you the reduced square footage is what caused that.

But we were very pleased with the productivity we saw on sales per square footage and that's up, you know, over the last two years so we're pleased with how that's performing. We're going to continue to refine that. We see opportunity to tighten up the assortment. Jack is working with a team there to tighten up the assortment to go — to have more narrow focus on products and solutions for her food pantry entertaining and not have as much redundancy. A good penetration of big buyouts as well as in the consumables area continue to improve the productivity there, reduce the redundancy, have a nice assortment that causes her to be able to fill her basket in terms of household needs.

We see the food and consumables business as an opportunity to improve both in pricing and assortment. And we see that as maybe not necessarily a destination trip for our customers. Our customers are more about having fun and losing themselves in our store on a treasure hunt and bargain hunt, but more of a basket builder when they're in the store on those destination trips. And so making that easier with eclectic fun food and — and those basic needed consumables is where we see it.

We did see a positive two year comp in consumables we expect that through our pricing promotion, continued improvement in the assortment, and continued penetration and better deals and eclectic food that we’ll continue to see our progress in these categories.

Brad Thomas
That’s very helpful, Bruce. And Jonathan, if I could ask a quick housekeeping item. You know, you've obviously been buying back shares and — and I think this quarter, we don't see a fully diluted share count because the earnings came in negative. How are you thinking about what the share count may be for the fourth quarter, just so we're all fine tuning our models properly?

Jonathan Ramsden
I will get a number. I don't have a right immediately to hand, Brad.

Brad Thomas

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Okay. Thanks so much, and good luck this holiday.

Bruce Thorn
Thanks, Brad.

Operator
Thank you. The next question comes from the line of Karen Short with Barclays. Your line is live.

Zeyn Burak
Hi. Good morning. This is Zeyn Burak on for Karen Short from Barclays. One on gross margin. Your gross margin outlook was previously expected to be down about 100 bps, and now that seems to have gotten a little worse. I think you said down 120 for the full year, even though you now expect freight to be a full year headwind of 120 basis points versus 150 that you called out last quarter. Can you explain what's driving the incremental gross margin pressure as well as the improved freight outlook?

Jonathan Ramsden
Yeah. Hey, Zeyn. I'll be happy to, you know, jump in on that. So we very consciously, as you can see from what we reported earlier, made an effort to get more receipts into the supply chain and into our DCs and out to our stores for not just for Q4, but also to be prepared for Q1. And you see that showing up in that ending inventory number at the end of Q4 going up significantly from what we thought. And we are thrilled about that. We're very happy with where we are and where we're positioned for Q4, but also equally importantly, coming into the spring of 2022.

So that that's been a big focus. In order to do that, we had to take some incremental freight charges just to work that through. But we think that was a tradeoff well worth making. Then, further down the P&L as we talked about, we were incurring some additional processing costs, which is natural when we're flowing more receipts in the quarter than we anticipated as some fairly, you know, significant incremental expense for that, which is essentially a pull forward of expense that we would otherwise incurred — would otherwise have incurred in 2022. So we're kind of getting that behind us.

So that's on the SG&A piece. On the gross margin pieces primarily as just, you know, really working hard to get those receipts in and incurring additional freight to do that. Was there a second part of your question, Zeyn?

Zeyn Burak
Yeah, I was just wondering what was, I think, on the last call, you expected freight to be a full year headwind of 150 basis points, and on release, I think you call that 120. That — that was the second part of that question. But beyond that question, the EBIT margin, when we compare your business to 2019 levels in the first three quarters, even with the pressure you're seeing

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today, it was up in every quarter in the first three quarters versus 2019 and it wasn't even actually up in 3Q versus 3Q — in 3Q ‘21 versus 3Q ‘19.

But it seems like you're expecting a meaningful reversal of that in 4Q based on the implied outlook, I guess about 280 bps of the leverage versus 4Q ‘19. Just wanted to ask if you can help us understand what's driving that reversal versus two years ago from 3Q into 4Q.

Jonathan Ramsden
Yeah. Zeyn, so there’s a couple of things flowing into it. You know, first of all, our comp is a little lower on a two year basis in Q4 than Q3, and that's partly because of even with everything we've done to improve the supply chain and flow inventory through, we still were missing some sales in Q4 because of some of the manufacturing issues we previously talked about.

Again, we've taken some incremental gross margin rate hits in Q4. We've also taken those incremental expenses. We talked about our $14 million of incremental SG&A in Q4, most of which was proactive to get us properly positioned with our FDCs and also to process more receipts through in the quarter. So they would probably be the biggest call outs. And then just, beyond that, I guess we're obviously looking out towards ‘22 and managing the business appropriately and being well positioned coming into the year.

Zeyn Burak
Thank you very much, and good luck this quarter.

Jonathan Ramsden
Thanks, Zeyn.

Operator
Our next questions coming from line of Peter Keith, Piper Sandler. Your line is live.

Robert Friedner
Hey. Good morning. It’s Bobby Friedner on for Peter. Thanks for taking my questions. First, just wondering with the acceleration of store openings next year, could you give any early color on the cadence of openings through the year? Should it be fairly even by quarter or more front half or back end?

Jonathan Ramsden
Yeah. Hey, Bob. It skews to the back half. I think of the net 50, it would probably be 15 or so in the first half and 35 or so in the back half.

Robert Friedner
Okay. Thanks, Jonathan. Just one other separately, one of your competitors noted they think broader price inflation dynamics in the economy are leading the budget conscious consumer to

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pull back on some of their discretionary spend. Wondering if you're seeing any signs that this might be the case in your business or have any expectation that it might in the near future?

Bruce Thorn
Yeah, I'll take that one. We're not seeing a pullback in consumer spending or customer spending as a result to the inflation. Right now, we are actually seeing that the price increases that we've put through as a result of covering costs that we're getting from input product and freight is being absorbed by the customer. She wants the product, especially going into fourth quarter, she knows that she needs to shop early. We're not seeing that resistance.

Most of our pricing has been — well it's been across all categories, and we've been doing it year to date. And we play a little bit of a catch up because we want to make sure we're anchoring entry price points along with the price leaders out there. And we don't want to anticipate or lose that value position with our customers before we actually understand the true costs.

And as we implement these increases, we're realizing that she's taking them. I think the most elastic category would be food because of the competitive nature of that. But even that is not that high of a resistance. So we're expecting to be able to continue to pass along these price increases. And I think that's some of the optics in Q4 as — as our pricing matches our input costs and freight that will play out going into Q1 and Q2 2022 and more stable and expanding margins with all the other initiatives we have going on. But we think the customer is healthy and she's out there shopping.

Robert Friedner
Okay. Thanks for the color, Bruce. Appreciate it.

Bruce Thorn
You got it.

Operator
Thank you. We've reached the end of our question and answer session. Ladies and gentlemen, that does conclude today's teleconference and webcast. A replay of this call will be available to you by 12:00 noon Eastern time this afternoon, December 3rd. The replay will end at 11:59 p.m. Eastern Time on Friday, December 17th.

You can access the replay by dialing toll free 877-660-6853 and enter replay confirmation 13725023 followed by the # sign. The toll number is 1-201-612-7415. Replay confirmation 13725023 followed by the # sign. You may now disconnect and have a great day. We thank you for your participation.

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